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DOLLAR GENERAL ANNOUNCES FOURTH QUARTER

AND FISCAL YEAR RESULTS AND 2004 OUTLOOK;

 AGREES IN PRINCIPLE WITH SEC

GOODLETTSVILLE, Tennessee – March 15, 2004 – Dollar General Corporation (NYSE: DG) today reported fiscal 2003 net income of $301.0 million, or $0.89 per diluted share, an increase of 13.6 percent compared to net income of $264.9 million, or $0.79 per diluted share in 2002. Excluding the following restatement-related items, net income for fiscal 2003 would have been $311.4 million, or $0.92 per diluted share, an increase of 24.1 percent compared to 2002 net income of $250.9 million, or $0.75 per diluted share:

*

During the fourth quarter of fiscal 2003, the Company recorded an accrual of $10 million related to a civil penalty, which is not deductible for tax purposes, to be paid by the Company under the terms of an agreement in principle reached with the Securities and Exchange Commission (“SEC”) staff to settle the previously disclosed SEC investigation relating to Dollar General’s January 14, 2002 restatement of its 1998 and 1999 financial statements and certain unaudited financial information for fiscal year 2000. The agreement is subject to approval by the SEC and the court in which the SEC’s complaint is filed.

*

In fiscal 2002 the Company recorded net insurance proceeds of approximately $29.5 million relating to the restatement.

*

Selling, general and administrative expenses included restatement-related expenses of $0.6 million in fiscal 2003 and $6.4 million in fiscal 2002.

“I am very pleased with our financial results for the year,” said David Perdue, Chairman and Chief Executive Officer. “I am also very pleased that the uncertainty relating to the SEC investigation of the Company’s restatement seems to be coming to a close.”

Fiscal 2003

For the 2003 fiscal year, net sales totaled $6.87 billion, an increase of 12.6 percent over fiscal 2002 sales of $6.10 billion.  The increase resulted primarily from 587 net new stores and a same-store sales increase of 4.0 percent.

Gross profit for 2003 was $2.02 billion, or 29.4 percent of net sales, compared with $1.72 billion, or 28.3 percent of net sales in 2002. The increase in gross profit as a percent to sales is the result of higher initial merchandise markups, a reduction in the provision for inventory shrinkage and a reduction in transportation expenses as a percentage of sales.

Selling, general and administrative (“SG&A”) expenses for 2003 were $1.50 billion, or 21.8 percent of sales, compared with $1.30 billion, or 21.3 percent of sales ($1.29 billion, or 21.1 percent of sales, excluding restatement-related items), in 2002. The increase in SG&A, as a percentage of sales, is primarily due to increases in store labor costs, the cost of workers’ compensation and other insurance programs, store occupancy costs and bonus expense, all of which increased by more than the 12.6 percent increase in sales.

Net interest expense in 2003 was $31.5 million compared with $42.6 million in 2002, resulting from lower debt levels in 2003.  As of January 30, 2004, the Company’s cash and cash equivalents were $398.3 million, exceeding total outstanding long-term obligations, including current portion, of $282.0 million, by $116.3 million.

Though the Company’s store selling square footage increased 10.1 percent, merchandise inventories increased by only 3.0 percent to $1.16 billion at January 30, 2004, from $1.12 billion at January 31, 2003. Average annual inventory turns increased to 4.0 times in 2003 from 3.8 times in 2002.

Cash capital expenditures for 2003 totaled $149.4 million compared with $134.3 million for 2002. During the year, the Company opened 673 new stores, relocated or remodeled 76 stores and closed 86 stores. As of January 30, 2004, the Company operated 6,700 stores with approximately 45.4 million selling square feet. Capital expenditures for the year also included additional investments in store technology and distribution and transportation, including the commencements in 2003 of the expansions at the Company’s Ardmore, Oklahoma, and South Boston, Virginia distribution centers, scheduled for completion in 2004.

In addition, during the fourth quarter of 2003, the Company repurchased approximately 1.5 million shares of its common stock at a total cost of $29.7 million. The Company’s current authorization to purchase up to 12 million shares of its common stock expires March 13, 2005.

Additional significant accomplishments during the 2003 fiscal year included:

*

Expansion of the perishable foods/cooler program from 1,367 stores to 2,445 stores at year-end.

*

Implementation of automatic replenishment of all core merchandise in an additional 2,473 stores, improving operational efficiencies and increasing store inventory in-stock levels.

*

Selection of Union County, South Carolina as the site of the Company’s eighth distribution center, scheduled to open in 2005.

*

Increased return on invested capital (“ROIC”) to 13.3 percent in 2003 from 12.9 percent in 2002. Excluding restatement-related items, ROIC increased to 13.6 percent in 2003 from 12.5 percent in 2002.

Fourth Quarter Results

For the fourth quarter of 2003, Dollar General reported net income of $102.8 million, or $0.30 per diluted share, a decrease of 4.9 percent compared to net income of  $108.1 million, or $0.32 per diluted share in 2002. Excluding restatement-related items, net income increased 3.4 percent to $113.0 million, or $0.33 per diluted share, in 2003 from $109.3 million, or $0.33 per diluted share, in 2002.

Net sales for the fourth quarter, totaled $1.97 billion in fiscal 2003, an increase of 11.8 percent over fourth quarter fiscal 2002 sales of $1.76 billion.  The increase resulted primarily from 587 net new stores and a same-store sales increase of 3.3 percent.

Gross profit during the quarter was $576.5 million, or 29.3 percent of sales, versus $528.0 million, or 30.0 percent of sales, in the prior year. The significant factors contributing to the decrease in gross profit as a percentage of sales were a lower purchase markup in the fourth quarter of 2003 compared to 2002, increased markdowns on Christmas merchandise and other discontinued or slower moving items, and the impact of an $8.9 million credit to the Company’s inventory LIFO reserve recorded in the fourth quarter of 2002 compared to a $0.7 million expense in 2003.

Selling, general and administrative expenses for the quarter were $391.4 million, or 19.9 percent of sales, in the current year, versus $350.4 million, or 19.9 percent of sales, in the prior year. Net interest expense decreased by 33.4 percent to $6.2 million in the current year quarter compared to $9.3 million in the prior year. The decrease is primarily attributable to lower average debt outstanding in the current year quarter.

2004 Outlook

The Company projects net income, excluding restatement-related items, to increase 10 to 14 percent in fiscal 2004. Commenting on the net income outlook for 2004, Perdue said, “We have provided a net income outlook for 2004 that is consistent with our internal plan, but I would like to add a cautionary note that, because of our initiatives, 2004 could be a year when earnings are difficult to predict for Dollar General. We are currently managing through quite a bit of change at the Company, and though I am confident that we are doing the right things, change also brings with it some risk. We have a new management team that continues to evolve.  Our operating initiatives should have positive long-term benefits, but they have the potential to be disruptive in the near-term. Also, in 2004 we will be comparing ourselves against strong performance in 2003, which included a significant increase in our gross margin rate. We currently do not expect to repeat that level of gross margin rate expansion in 2004.”

In 2004, Dollar General plans to spend approximately $300 million on the following capital expenditure initiatives:

*

Open approximately 675 new Dollar General stores and 20 Dollar General Market stores (expect to close 60 to 80 stores)

*

Begin construction of the Union County, South Carolina distribution center, scheduled to open in 2005

*

Complete the expansions and conversions to dual sortation of the Ardmore, Oklahoma and South Boston, Virginia distribution centers

*

Install coolers in approximately 3,500 stores, including new stores

*

Add fixtures for certain departments in selected stores

In addition, the following are highlights of the Company’s more significant operating initiatives for 2004:

*

Implement automatic replenishment in all stores and improve overall store in-stock levels

*

Implement new merchandising initiatives, including changes to improve the productivity of larger stores, increased focus on opportunistic purchases, and various store planogram changes

*

Complete a store workflow analysis project and begin implementing changes to improve store procedures

*

Continue to focus on inventory shrink reduction

*

Decrease store manager turnover rate

Update on SEC Investigation of Restatement

During the fiscal fourth quarter, the Company reached an agreement in principle with the SEC staff to settle the SEC investigation relating to Dollar General’s January 14, 2002 restatement of its 1998 and 1999 financial statements and certain unaudited financial information for fiscal year 2000. In connection with the agreement in principle, Dollar General will consent, without admitting or denying the allegations, in a complaint to be filed by the SEC, to the entry of a permanent civil injunction against future violations of the antifraud, books and records, reporting and internal control provisions of the federal securities laws and related SEC rules and will pay a $10 million civil penalty. This penalty, which is not deductible for income tax purposes, was recorded in the Company’s financial statements in the fourth quarter of 2003.  The agreement with the SEC staff is subject to final approval by the SEC and the court in which the SEC’s complaint is filed. The Company can give no assurances that the SEC or the court will approve this agreement.  If the agreement is not approved, the Company could be subject to different or additional penalties, both monetary, and non-monetary, which could adversely affect the Company’s financial statements as a whole.

Conference Call

The Company will host a conference call today at 10 a.m. EST.  The security code for the conference call is “Dollar General.”  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. A webcast of the call can also be accessed live on Dollar General’s Web site at www.dollargeneral.com by clicking on the home page spotlight item.  A replay of the conference call will be available until 5 p.m. EST on Monday, March 29, online or by calling (334) 323-7226.  The access code for the replay is 40954 and the pass code is 86362.

Non-GAAP Disclosures

This release, or the tables accompanying this release, includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including net income (historical and projected), diluted earnings per share, SG&A, operating profit margin, return on invested capital and return on assets, each of which excludes restatement-related items. The Company believes that this information is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results. Management may also use this information to better understand the Company’s underlying operating results. In addition, the return on invested capital, included in this release, may be considered a non-GAAP financial measure.  Management believes that return on invested capital is useful because it provides investors with additional useful information for evaluating the efficiency of the Company’s capital deployed in its operations. None of this information should be considered a substitute for any measures derived in accordance with GAAP. The Company has included its calculation of return on invested capital and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules.

Forward-Looking Information

This press release contains forward-looking information, such as information regarding the Company’s 2004 outlook, including without limitation, annual net income guidance, growth targets, capital expenditures and key plans and operating initiatives, as well as the anticipated settlement with the SEC.  The words “believe,” “anticipate,” “project,” “plan,” “schedule,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements. The factors that may result in actual results differing from such forward-looking information, include, but are not limited to: transportation and distribution delays or interruptions; the impact on transportation costs from the “driver hours of service” regulations adopted by the Federal Motor Carriers Safety Administration, which became effective on January 4, 2004; the Company's ability to negotiate effectively the cost and purchase of merchandise; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; changes in overall economic conditions that may impact consumer spending; disruptions in our information or distribution systems or impediments to the flow of imports or domestic products to the Company  caused by existing military efforts or by acts of war or terrorism; temporary changes in demand due to weather patterns; seasonality of the Company's business; competition in the retail industry; delays associated with building, opening and operating new stores; delays associated with building, opening, expanding and converting new or existing distribution centers; the ability of the Company to execute operating initiatives; insurance costs; the impact to the Company’s reputation or financial statements as a whole of the SEC inquiry related to the restatement of certain of the Company's financial statements or the ultimate resolution of that inquiry; and other risk factors discussed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Except as may be required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its public disclosures or documents filed with the SEC.

In accordance with the interpretations of the staff of the Securities and Exchange Commission and the normal procedures of the Company’s auditors, the Company’s financial statements for the 2003 fiscal year will not be deemed to have been issued until the Company’s Annual Report on Form 10-K is filed and, as a result, the Company's financial statements will necessarily remain subject to adjustment until such filing.

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DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)

	January 30,	January 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$ 398,278	$ 121,318
Merchandise inventories	1,157,141	1,123,031
Deferred income taxes	30,413	33,860
Other current assets	66,383	45,699
Total current assets	1,652,215	1,323,908
Net property and equipment	989,224	993,822
Other assets, net	11,270	15,423
Total assets	$ 2,652,709	$ 2,333,153

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$ 16,670	$ 16,209
Accounts payable	383,791	341,303
Accrued expenses and other	297,616	239,898
Income taxes payable	45,725	67,091
Total current liabilities	743,802	664,501
Long-term obligations	265,337	330,337
Deferred income taxes	66,650	50,247
Commitments and contingencies
Shareholders' equity:
Series B junior participating preferred stock, stated
value $0.50 per share; Shares authorized:
10,000,000; Issued: None	-	-
Common stock, par value $0.50 per share;
Shares authorized: 500,000,000; Issued:
2003-336,190,000; 2002-333,340,000	168,095	166,670
Additional paid-in capital	376,930	313,269
Retained earnings	1,037,409	812,220
Accumulated other comprehensive loss	(1,161)	(1,349)
	1,581,273	1,290,810
Less common stock purchased by employee deferred compensation trust; shares: 2003-151,000; 2002-140,000	2,739	2,742
Less unearned compensation related to outstanding
restricted stock	1,614	-
Total shareholders' equity	1,576,920	1,288,068
Total liabilities and shareholders' equity	$ 2,652,709	$ 2,333,153

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)

	For the Years Ended
	January 30,	% of Net	January 31,	% of Net
	2004	Sales	2003	Sales
Net Sales	$ 6,871,992	100.00%	$ 6,100,404	100.00%
Cost of goods sold	4,853,863	70.63	4,376,138	71.74
Gross profit	2,018,129	29.37	1,724,266	28.26
Selling, general and administrative	1,496,866	21.78	1,296,542	21.25
Penalty and litigation settlement proceeds	10,000	0.15	(29,541)	(0.48)
Operating profit	511,263	7.44	457,265	7.50
Interest expense, net	31,503	0.46	42,639	0.70
Income before taxes on income	479,760	6.98	414,626	6.80
Provisions for taxes on income	178,760	2.60	149,680	2.45
Net income	$ 301,000	4.38%	$ 264,946	4.34%

Diluted earnings per share	$ 0.89		$ 0.79
Weighted average diluted shares (000s)	337,636		335,050

	For the Quarters (13 Weeks) Ended
	January 30,	% of Net	January 31,	% of Net
	2004	Sales	2003	Sales
Net Sales	$ 1,966,488	100.00%	$ 1,759,563	100.00%
Cost of goods sold	1,389,992	70.68	1,231,599	69.99
Gross profit	576,496	29.32	527,964	30.01
Selling, general and administrative	391,373	19.90	350,419	19.92
Penalty	10,000	0.51	-	-
Operating profit	175,123	8.91	177,545	10.09
Interest expense, net	6,217	0.32	9,333	0.53
Income before taxes on income	168,906	8.59	168,212	9.56
Provisions for taxes on income	66,077	3.36	60,126	3.42
Net income	$ 102,829	5.23%	$ 108,086	6.14%

Diluted earnings per share	$ 0.30		$ 0.32
Weighted average diluted shares (000s)	339,866		334,659

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DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the Years Ended
	January 30, 2004	January 31, 2003
Cash flows from operating activities:
Net income	$ 301,000	$ 264,946
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	152,399	134,959
Deferred income taxes	19,850	82,867
Tax benefit from stock option exercises	14,565	2,372
Litigation settlement	-	(162,000)
Change in operating assets and liabilities:
Merchandise inventories	(34,110)	7,992
Other current assets	(20,684)	12,566
Accounts payable	42,488	18,840
Accrued expenses and other	59,344	14,610
Income taxes	(21,464)	56,458
Other	5,166	430
Net cash provided by operating activities	518,554	434,040

Cash flows from investing activities:
Purchase of property and equipment	(149,362)	(134,315)
Purchase of promissory notes	(49,582)	-
Proceeds from sale of property and equipment	269	481
Net cash used in investing activities	(198,675)	(133,834)

Cash flows from financing activities:
Repayments of long-term obligations	(15,907)	(397,094)
Payment of cash dividends	(46,883)	(42,638)
Proceeds from exercise of stock options	49,485	5,021
Repurchase of common stock, net	(29,687)	-
Other financing activities	73	(5,702)
Net cash used in financing activities	(42,919)	(440,413)

Net increase (decrease) in cash and cash equivalents	276,960	(140,207)
Cash and cash equivalents, beginning of year	121,318	261,525
Cash and cash equivalents, end of year	$ 398,278	$ 121,318

Supplemental cash flow information:
Cash paid during year for:
Interest	$ 28,682	$ 41,605
Income taxes	$ 165,248	$ 1,834
Supplemental schedule of noncash investing
and financing activities:
Purchase of property and equipment under
capital lease obligations	$ 996	$ 8,453

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information

Sales by Category (in thousands)

	13 Weeks Ended			Year Ended
	January 30,	January 31,	%	January 30,	January 31,	%
	2004	2003	Change	2004	2003	Change
Highly consumable	$ 1,112,081	$ 971,311	14.5%	$ 4,206,878	$ 3,674,929	14.5%
Seasonal	418,162	366,949	14.0%	1,156,114	994,250	16.3%
Home products	246,121	241,884	1.8%	860,867	808,518	6.5%
Basic clothing	190,124	179,419	6.0%	648,133	622,707	4.1%
Total sales	$ 1,966,488	$ 1,759,563	11.8%	$ 6,871,992	$ 6,100,404	12.6%

	New Store Activity

	Year Ended
	January 30, 2004	January 31, 2003

Beginning store count	6,113	5,540
New store openings	673	622
Store closings	86	49
Net new stores	587	573
Ending store count	6,700	6,113
Total selling square footage (000's)	45,354	41,201

	Customer Transaction Data

	13 Weeks Ended		Year Ended
	January 30,	January 31,	January 30,	January 31,
	2004	2003	2004	2003

Same-store customer transactions	2.3%	1.8%	3.5%	5.2%
Average customer purchase- total stores	$ 9.09	$ 8.97	$ 8.56	$ 8.50

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DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Disclosures
(In thousands, except per share amounts)

	13 Weeks Ended		Year Ended
	January 30, 2004	January 31, 2003	January 30, 2004	January 31, 2003
Net Income and Earnings Per Share
Net income in accordance with GAAP	$ 102,829	$ 108,086	$ 301,000	$ 264,946
Restatement-related items in SG&A	220	989	591	6,395
Penalty and litigation settlement proceeds	10,000	-	10,000	(29,541)
Total restatement- related items	10,220	989	10,591	(23,146)
Tax effect	(86)	195	(232)	9,073
Total restatement- related items, net of tax	10,134	1,184	10,359	(14,073)
Net income, excluding restatement-related items	$ 112,963	$ 109,270	$ 311,359	$ 250,873

Weighted average diluted shares outstanding	339,866	334,659	337,636	335,050
Diluted earnings per share, excluding restatement-related items	$ 0.33	$ 0.33	$ 0.92	$ 0.75

Selling, General and Administrative Expense
SG&A in accordance with GAAP	$ 391,373	$ 350,419	$ 1,496,866	$ 1,296,542
Less restatement- related items	220	989	591	6,395
SG&A, excluding restatement-related items	$ 391,153	$ 349,430	$ 1,496,275	$ 1,290,147

SG&A, excluding restatement-related items, % to sales	19.89%	19.86%	21.77%	21.15%

Operating Profit Margin
Operating profit in accordance with GAAP	$ 175,123	$ 177,545	$ 511,263	$ 457,265
Restatement- related items	10,220	989	10,591	(23,146)
Operating profit, excluding restatement -related items	$ 185,343	$ 178,534	$ 521,854	$ 434,119

Operating profit, excluding restatement-related items, % to sales	9.43%	10.15%	7.59%	7.12%

			Guidance Range
Annual Outlook		Fiscal 2003	Fiscal 2004	Fiscal 2004
Net income in accordance with GAAP		$ 301,000	$ 340,400	$ 355,400

Restatement-related items:
Penalty		10,000	-	-
Restatement- related items in SG&A		591	1,000	1,000
		10,591	1,000	1,000
Tax effect		(232)	(400)	(400)
Total restatement- related items, net of tax		10,359	600	600
Net income, excluding restatement-related items		$ 311,359	$ 341,000	$ 356,000

% increase over 2003, excluding restatement-related items			10%	14%
DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Non-GAAP Disclosures
Return on Invested Capital (a)
			For the Years Ended
(Dollars in thousands)			January 30, 2004	January 31, 2003
Net income			$ 301,000	$ 264,946
Add:
Interest expense, net			31,503	42,639
Rent expense			247,309	216,345
Tax effect of interest and rent			(103,886)	(93,493)
Interest and rent, net of tax			174,926	165,491

Return, net of tax			$ 475,926	$ 430,437
Restatement-related items net of tax			10,359	(14,073)
Return excluding restatement-related items			$ 486,285	$ 416,364

Average Invested Capital:
Average long-term obligations (b)			$ 309,234	$ 570,764
Shareholders' equity (c)			1,421,308	1,148,030
Average rent x 8 (d)			1,854,608	1,608,713
Invested capital			$ 3,585,150	$ 3,327,507

Return on invested capital			13.3%	12.9%
Return on invested capital, excluding restatement-related items			13.6%	12.5%

(a)

The Company believes that the most directly comparable ratio calculated solely using GAAP measures is the ratio of net income to the sum of average long-term obligations, including current portion, and average shareholders' equity.  This ratio was 17.4% and 15.4% for fiscal 2003 and 2002, respectively.

(b)	Average long-term obligations is equal to the average long-term obligations, including current portion, measured at the end of each of the last five fiscal quarters.
(c)	Average shareholders' equity is equal to the average shareholders' equity measured at the end of each of the last five fiscal quarters.
(d)

Average rent expense is computed using a rolling two-year period.  Average rent expense is multiplied by a factor of eight to capitalize operating leases in the determination of pretax invested capital. This is a conventional methodology utilized by credit rating agencies and investment bankers.

Return on Assets

		For the Years Ended
		January 30,	January 31,
(Dollars in thousands)		2004	2003

Net income		$ 301,000	$ 264,946
Restatement-related items, net of tax:		10,359	(14,073)
Net income, excluding restatement-related items		311,359	250,873

Average assets (a)		2,459,281	2,430,133
Return on assets		12.2%	10.9%
Return on assets, excluding restatement-related items		12.7%	10.3%

(a)	Average assets is equal to the average total assets measured at the end of each of the last five fiscal quarters.

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